EXHIBIT 10.05

October 24, 2012

Mr. Wesley Fish
c/o Goodman Manufacturing Company, L.P.
5151 San Felipe, Suite 500
Houston, TX 77056

Subject:	Pay-off of Goodman Company, LP, et. al.
Note dated March 24, 2010, original Principal Amount of $2,000,000
Amended and Restated, No. 1, April 13, 2011, and
Amended and Restated No. 2, October 14, 2011

Dear Mr. Fish,

In accordance with our agreement, enclosed is our check made payable to Goodman Manufacturing Company, L.P., in the amount of $950,000 for the full payment and satisfaction of the subject Note. Please return the Original Note and Amendments, marked fully paid. Our attorneys may request other documents which may be required confirming this payment and full satisfaction of this obligation.

We appreciate your cooperation in this matter and all the outstanding efforts of the Goodman management team.

Best Regards,

William Pagano
Chief Executive Officer